Exhibit 99.1

For Immediate Release June 2, 2011	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES RESULTS FROM TODAY’S SPECIAL MEETING OF UNITHOLDERS

SANDUSKY, OHIO, June 2, 2011 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, announced the certified voting results of today’s Special Meeting of Unitholders to consider two proposals relating to the right of unitholders to nominate directors for election to the Board of Directors.

Based upon the Inspector of Election’s official tabulation, the certified results indicate that Proposal 1, to amend the Regulations of the General Partner to give unitholders the right to nominate directors for the Board, did not receive the required number of votes. On Proposal 2, to amend the Limited Partnership Agreement to establish certain procedures and information requirements for unitholders to nominate directors, the certified results indicate the proposal did receive the required number of votes. However, because the Regulations of the General Partner require that both Proposal 1 and Proposal 2 be approved to be effective, neither Proposal 1 nor Proposal 2 will be adopted by the Company.

“We thank our unitholders for their participation in this Special Meeting and their ongoing interest in Cedar Fair,” said Dick Kinzel, the Company’s President and Chief Executive Officer. “We take the input of all of our unitholders seriously and actively seek it out at every opportunity. For example, we approached our larger unitholders requesting potential nominees and we heard from many other unitholders that they wanted to see more finance and strategy expertise, as well as diversity, on our Board. To that end, as a result of a thorough evaluation of candidates, we recruited Gina France, a seasoned financial and strategic planning executive with Board-level experience, to stand for election as our latest independent candidate for the Board. The director nominating process is an important issue, as today’s voting outcome would confirm, and we’ll continue to actively examine appropriate alternatives going forward.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259     419-627-2233

CEDAR FAIR ANNOUNCES RESULTS FROM TODAY’S SPECIAL MEETING OF UNITHOLDERS

June 2, 2011

The Company previously announced the nomination of France on May 25, 2011. If elected, she would represent the fourth new, independent director added to the Cedar Fair Board since 2008.

The Company will file a Form 8-K with the Securities and Exchange Commission detailing the certified voting results. The filing can be accessed via the SEC website at www.sec.gov.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259     419-627-2233